Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 12, 2019, relating to the consolidated financial statements and financial statement schedule of Huntsman International LLC and subsidiaries (“Huntsman International”), and the effectiveness of Huntsman International’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Huntsman International for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
February 25, 2019